Exhibit 99.1

PRESS RELEASE

COMCAST REPORTS 4th QUARTER AND YEAR END 2013 RESULTS

2013 Highlights:

•                  Consolidated Revenue Increased 5.8% and Operating Cash Flow Increased 8.3%, Excluding the 2012 London Olympics, 2012 Super Bowl and 2013 Pension Termination Costs

•                  Consolidated Revenue Increased 3.3%, Operating Cash Flow Increased 7.3% and Operating Income Increased 11.4%

•                  Free Cash Flow Increased 6.9% to $8.5 Billion

4th Quarter 2013 Highlights:

•                  Consolidated Revenue Increased 6.2%, Operating Cash Flow Increased 7.0% and Operating Income Increased 10.7%

•                  Earnings per Share Increased 28.6% to $0.72; Excluding Favorable Tax Adjustments, EPS Increased 26.9% to $0.66

•                  Cable Communications Revenue Increased 5.2% and Operating Cash Flow Increased 4.8%

•                  Cable Communications Combined Video, High-Speed Internet and Voice Customers Increased by 649,000, a 29.0% Increase in Net Additions Compared to Fourth Quarter 2012

•                  Video Customers Increased by 43,000

•                  NBCUniversal Revenue Increased 7.5% and Operating Cash Flow Increased 14.3%

Dividends and Share Repurchase:

•                  Dividends and Share Repurchases Totaled $4.0 Billion in 2013

•                  Dividend to Increase 15.4% to $0.90 per Share on an Annualized Basis; Share Repurchase Authorization to Increase to $7.5 Billion, with $3.0 Billion to be Repurchased in 2014

PHILADELPHIA – January 28, 2014… Comcast Corporation (NASDAQ: CMCSA, CMCSK) today reported results for the quarter and year ended December 31, 2013.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, “I am very pleased to report strong results for the 4th quarter and the full year 2013. Our optimism and confidence in the future is demonstrated by our decision to increase our dividend 15% and our plan to repurchase $3 billion of our stock during 2014. Our results highlight the momentum we have achieved and how we are benefitting from scale, our investment in innovative products, and from our focus on operational excellence. Cable’s operating metrics improved across video, high-speed Internet and voice for both the 4th quarter and full year, with a return to video subscriber growth in the 4th quarter. NBCUniversal had an outstanding year, with growth in Broadcast, Cable, Film and Parks.  As we begin 2014, we remain excited about our businesses and intend to continue to prudently invest to enhance our strategic differentiation and to drive growth.”

Consolidated Financial Results

	4th Quarter			Full Year
($ in millions)	2012	2013	Growth	2012	2013	Growth
Revenue	$15,937	$16,926	6.2%	$62,570	$64,657	3.3%
Excluding Super Bowl & Olympics				$61,123	$64,657	5.8%
Operating Cash Flow (OCF)[1]	$5,277	$5,645	7.0%	$19,977	$21,434	7.3%
Excluding Olympics & Pension Costs				$19,857	$21,508	8.3%
Operating Income	$3,294	$3,647	10.7%	$12,179	$13,563	11.4%
Earnings per Share[2]	$0.56	$0.72	28.6%	$2.28	$2.56	12.3%
Excluding Adjustments (see Table 4)	$0.52	$0.66	26.9%	$1.93	$2.47	28.0%
Free Cash Flow[3]	$1,832	$1,435	(21.7%)	$7,939	$8,489	6.9%

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com or www.cmcsk.com.

Revenue for the fourth quarter of 2013 increased 6.2% to $16.9 billion. Operating Cash Flow increased 7.0% to $5.6 billion.  Operating Income increased 10.7% to $3.6 billion.

For the year ended December 31, 2013, revenue increased 3.3% to $64.7 billion.  Excluding $259 million of revenue generated by the NFL’s Super Bowl in the first quarter of 2012 and $1.2 billion of revenue generated by the Olympics in the third quarter of 2012, revenue increased 5.8%.  Operating cash flow increased 7.3% to $21.4 billion. Excluding operating cash flow generated by the Olympics in the third quarter of 2012 and pension termination costs in the third quarter of 2013, operating cash flow increased 8.3% (see Table 5). Operating income increased 11.4% to $13.6 billion.

Earnings per Share (EPS) for the fourth quarter of 2013 was $0.72, a 28.6% increase from the $0.56 reported in the fourth quarter of 2012. Excluding favorable tax adjustments in the fourth quarter of 2013 and 2012, EPS increased 26.9% in the fourth quarter of 2013 (see Table 4).

EPS for the year ended December 31, 2013 was $2.56, a 12.3% increase from the $2.28 reported in the prior year.  Excluding gains on asset sales, favorable tax adjustments, investment losses and pension termination costs, EPS increased 28.0% (see Table 4).

Capital Expenditures increased 19.9% to $2.0 billion in the fourth quarter of 2013 compared to the fourth quarter of 2012. Cable Communications’ capital expenditures increased $260 million, or 18.9%, to $1.6 billion in the fourth quarter of 2013, primarily reflecting increased spending on customer premise equipment, such as advanced digital boxes, including X1, and wireless gateways.  NBCUniversal’s capital expenditures increased $66 million to $353 million in the fourth quarter of 2013, primarily reflecting increased investments in Theme Parks and facilities.

For the year ended December 31, 2013, capital expenditures increased 15.4% to $6.6 billion compared to the prior year. Cable Communications capital expenditures increased $482 million, or 9.8%, to $5.4 billion, primarily reflecting increased spending on customer premise equipment, the continued investment in our network and the expansion of Business Services and Xfinity Home.  For the year, Cable capital expenditures represented 12.9% of Cable revenue compared to 12.4% in 2012.  NBCUniversal’s capital expenditures increased $397 million to $1.2 billion in 2013, primarily reflecting increased investments in Theme Parks.

Free Cash Flow (excluding any impact from the Economic Stimulus packages) decreased 21.7% to $1.4 billion in the fourth quarter of 2013 compared to $1.8 billion in the fourth quarter of 2012, reflecting growth in consolidated operating cash flow, impacted by higher capital expenditures and working capital. Free cash flow for the year ended December 31, 2013 increased 6.9% to $8.5 billion compared to $7.9 billion in 2012, reflecting growth in consolidated operating cash flow and improvements in working capital, partially offset by higher capital expenditures and cash taxes.

	4th Quarter			Full Year
($ in millions)	2012	2013	Growth	2012	2013	Growth
Operating Cash Flow	$5,277	$5,645	7.0%	$19,977	$21,434	7.3%
Capital Expenditures	(1,671)	(2,003)	19.9%	(5,714)	(6,596)	15.4%
Cash Paid for Capitalized Software and Other Intangible Assets	(318)	(315)	(0.9%)	(923)	(1,009)	9.3%
Cash Interest Expense	(589)	(587)	(0.3%)	(2,314)	(2,355)	1.8%
Cash Taxes	(986)	(766)	(22.3%)	(2,841)	(3,946)	38.9%
Changes in Operating Assets and Liabilities	(164)	(490)	NM	(418)	93	NM
Other	(25)	(171)	NM	120	746	NM
Free Cash Flow (Incl. Economic Stimulus Packages)	$1,524	$1,313	(13.8%)	$7,887	$8,367	6.1%
Economic Stimulus Packages	308	122	NM	52	122	NM
Free Cash Flow	$1,832	$1,435	(21.7%)	$7,939	$8,489	6.9%

Note: The definition of Free Cash Flow excludes any impact from Economic Stimulus packages. These amounts have been excluded from Free Cash Flow to provide an appropriate comparison.  “Other” is primarily comprised of adjustments for cash taxes paid related to certain nonoperating transactions, to reflect cash taxes paid in the year of the related taxable income, and in 2013 for payments associated with a pension termination.  NM=comparison not meaningful.

Dividends and Share Repurchases. During the fourth quarter of 2013, Comcast paid dividends totaling $510 million and repurchased 10.8 million of its common shares for $500 million.  For the full year, Comcast repurchased 48.7 million of its common shares for $2.0 billion and made four cash dividend payments totaling $2.0 billion, resulting in a total return of capital to shareholders of $4.0 billion for 2013.

Today, Comcast announced that its Board of Directors has increased its stock repurchase program authorization to $7.5 billion.  Comcast plans to repurchase $3.0 billion during 2014, subject to market conditions.

In addition, Comcast announced that it increased its dividend by 15.4% to $0.90 per share on an annualized basis.  In accordance with the increase, the Board of Directors declared a quarterly cash dividend of $0.225 a share on the company’s common stock, payable on April 23, 2014 to shareholders of record as of the close of business on April 2, 2014.

Cable Communications

	4th Quarter			Full Year
($ in millions)	2012	2013	Growth	2012	2013	Growth
Cable Communications Revenue
Video	$5,003	$5,120	2.3%	$19,952	$20,535	2.9%
High-Speed Internet	2,438	2,650	8.7%	9,544	10,334	8.3%
Voice	895	928	3.7%	3,557	3,657	2.8%
Business Services	699	876	25.3%	2,565	3,241	26.4%
Advertising	651	602	(7.5%)	2,284	2,189	(4.2%)
Other	446	485	8.5%	1,702	1,880	10.5%
Cable Communications Revenue	$10,132	$10,661	5.2%	$39,604	$41,836	5.6%

Cable Communications OCF	$4,201	$4,405	4.8%	$16,255	$17,205	5.8%
OCF Margin	41.5%	41.3%		41.0%	41.1%

Cable Communications Capital Expenditures	$1,377	$1,637	18.9%	$4,921	$5,403	9.8%
Percent of Cable Communications Revenue	13.6%	15.4%		12.4%	12.9%

Revenue for Cable Communications increased 5.2% to $10.7 billion in the fourth quarter of 2013 compared to $10.1 billion in the fourth quarter of 2012, driven by increases of 8.7% in high-speed Internet, 25.3% in business services and 2.3% in video, partially offset by a 7.5% decline in advertising due to lower political advertising revenue. The increase in Cable revenue reflects rate adjustments, customers receiving higher levels of services and customer growth (see below).

For the year ended December 31, 2013, Cable revenue increased 5.6% to $41.8 billion compared to $39.6 billion in 2012, driven by growth in high-speed Internet, business services, video and voice services, partially offset by a decline in advertising.

Combined Video, High-Speed Internet and Voice Customers increased by 649,000 in the fourth quarter of 2013, a 29.0% increase in net additions compared to fourth quarter 2012, driven by growth in high-speed Internet, voice and video customers.

As of December 31, 2013, video, high-speed Internet and voice customers totaled 53.1 million, an increase of 1.8 million or 3.4% over the prior year, reflecting increased high-speed Internet and voice customer additions and reduced video customer losses.

	Customers		Net Additions
(in thousands)	YE12	YE13	4Q12	4Q13	2012	2013
Video Customers	21,995	21,690	(7)	43	(336)	(305)
High-Speed Internet Customers	19,367	20,662	341	379	1,223	1,296
Voice Customers	9,955	10,723	168	227	613	768
Combined Video, HSI and Voice Customers	51,317	53,075	503	649	1,500	1,758

Operating Cash Flow for Cable Communications increased 4.8% to $4.4 billion in the fourth quarter of 2013 compared to $4.2 billion in the fourth quarter of 2012, reflecting higher revenue, partially offset by increased costs related to video programming and higher advertising, marketing and promotion expense to support growth and enhance our competitive position in both residential and commercial markets.  This quarter’s operating cash flow margin was 41.3%, compared to 41.5% in the prior year period.

For the year ended December 31, 2013, Cable operating cash flow increased 5.8% to $17.2 billion compared to $16.3 billion in 2012, driven by higher revenue, partially offset by a 5.5% increase in operating expenses primarily related to an 8.6% increase in programming costs.  For the year, operating cash flow margin was 41.1% compared to 41.0% in 2012.

NBCUniversal

	4th Quarter			Full Year
($ in millions)	2012	2013	Growth	2012	2013	Growth
NBCUniversal Revenue	.
Cable Networks	$2,207	$2,324	5.3%	$8,727	$9,201	5.4%
Broadcast Television	1,997	2,227	11.5%	8,200	7,120	(13.2%)
Filmed Entertainment	1,381	1,448	4.9%	5,159	5,452	5.7%
Theme Parks	520	566	8.8%	2,085	2,235	7.2%
Headquarters, Other and Eliminations	(91)	(101)	NM	(359)	(358)	NM
NBCUniversal Revenue	$6,014	$6,464	7.5%	$23,812	$23,650	(0.7%)
% growth excluding 2012 Olympics and Super Bowl						5.7%

NBCUniversal OCF
Cable Networks	$895	$929	3.8%	$3,303	$3,501	6.0%
Broadcast Television	90	140	54.8%	358	345	(3.6%)
Filmed Entertainment	84	192	127.4%	79	483	509.7%
Theme Parks	245	257	4.6%	953	1,004	5.3%
Headquarters, Other and Eliminations	(142)	(180)	NM	(586)	(601)	NM
NBCUniversal OCF	$1,172	$1,338	14.3%	$4,107	$4,732	15.2%
% growth excluding 2012 Olympics						18.7%

Revenue for NBCUniversal increased 7.5% to $6.5 billion in the fourth quarter of 2013 compared to $6.0 billion in the fourth quarter of 2012.  Operating Cash Flow increased 14.3% to $1.3 billion compared to $1.2 billion in the fourth quarter of 2012, reflecting improved operating performance in all segments.

For the year ended December 31, 2013, NBCUniversal revenue decreased 0.7% to $23.7 billion compared to $23.8 billion in 2012.  Excluding $259 million of revenue generated by the NFL’s Super Bowl in the first quarter of 2012 and $1.2 billion of revenue generated by the Olympics in the third quarter of 2012, revenue increased 5.7%.  Operating cash flow increased 15.2% to $4.7 billion compared to $4.1 billion in 2012.  Excluding operating cash flow generated by the Olympics in the third quarter of 2012, operating cash flow increased 18.7%, reflecting solid results at each business segment (see Table 5).

Cable Networks

For the fourth quarter of 2013, revenue from the Cable Networks segment increased 5.3% to $2.3 billion compared to the fourth quarter of 2012, reflecting a 7.8% increase in distribution revenue and a 4.3% increase in advertising revenue, partially offset by a 4.6% decline in content licensing and other revenue.  Operating cash flow increased 3.8% to $929 million compared to $895 million in the fourth quarter of 2012, reflecting higher revenue, partially offset by increased programming and production costs from our continued investment in original programming and higher sports programming costs, as well as higher advertising, marketing and promotion expenses to support the launch of new shows and events.

For the year ended December 31, 2013, revenue from the Cable Networks segment increased 5.4% to $9.2 billion compared to $8.7 billion in 2012, reflecting a 6.5% increase in distribution revenue and a 4.3% increase in advertising revenue.  Operating cash flow increased 6.0% to $3.5 billion compared to $3.3 billion in 2012 reflecting higher revenue, partially offset by higher programming and production costs from our continued investment in original and sports programming.

Broadcast Television

For the fourth quarter of 2013, revenue from the Broadcast Television segment increased 11.5% to $2.2 billion compared to $2.0 billion in the fourth quarter of 2012, driven by an 8.3% increase in advertising revenue due to strong primetime ratings at the NBC broadcast network, as well as higher retransmission consent fees and an increase in content licensing revenue reflecting the timing of content availability. Operating cash flow increased 54.8% to $140 million compared to $90 million in the fourth quarter of 2012 reflecting higher revenue, partially offset by an increase in programming and production costs to support the primetime schedule.

For the year ended December 31, 2013, revenue from the Broadcast Television segment decreased 13.2% to $7.1 billion compared to $8.2 billion in 2012.  Excluding $259 million of revenue generated by the NFL’s Super Bowl in the first quarter of 2012 and $1.2 billion of revenue generated by the Olympics in the third quarter of 2012, revenue increased 5.4%, reflecting higher advertising and retransmission consent fees.  Operating cash flow decreased 3.6% to $345 million compared to $358 million in 2012.  Excluding operating cash flow generated by the Olympics in the third quarter of 2012, operating cash flow increased 44.9%, reflecting higher revenue and a modest decrease in programming and production costs (see Table 5).

Filmed Entertainment

For the fourth quarter of 2013, revenue from the Filmed Entertainment segment increased 4.9% to $1.4 billion compared to the fourth quarter of 2012, driven by higher home entertainment revenue from the strong performance of Despicable Me 2, partially offset by a decrease in theatrical revenue. Operating cash flow increased $108 million to $192 million compared to $84 million in the fourth quarter of 2012, reflecting higher revenue and a decrease in the amortization of film costs.

For the year ended December 31, 2013, revenue from the Filmed Entertainment segment increased 5.7% to $5.5 billion compared to $5.2 billion in 2012, reflecting higher theatrical and content licensing revenue driven by the strong performances of Despicable Me 2, Fast and Furious 6 and Les Miserables. Operating cash flow increased $404 million to $483 million compared to $79 million in 2012, reflecting the strong performance of the film slate and lower advertising, marketing and promotion expense.

Theme Parks

For the fourth quarter of 2013, revenue from the Theme Parks segment increased 8.8% to $566 million compared to $520 million in the fourth quarter of 2012, driven by higher guest attendance and increases in per capita spending at the Orlando and Hollywood theme parks. Fourth quarter operating cash flow increased 4.6% to $257 million compared to $245 million in the fourth quarter of 2012, primarily reflecting higher revenue, partially offset by increased operating costs to support new attractions.

For the year ended December 31, 2013, revenue from the Theme Parks segment increased 7.2% to $2.2 billion compared to $2.1 billion in 2012.  Operating cash flow increased 5.3% to $1.0 billion compared to $953 million in 2012, driven by the continued success of The Wizarding World of Harry Potter and Transformers attractions.

Headquarters, Other and Eliminations

NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations among the NBCUniversal businesses. For the quarter ended December 31, 2013, NBCUniversal Headquarters, Other and Eliminations operating cash flow loss was $180 million compared to a loss of $142 million in the fourth quarter of 2012, reflecting higher employee costs.

For the year ended December 31, 2013, NBCUniversal Headquarters, Other and Eliminations operating cash flow loss was $601 million compared to a loss of $586 million in 2012 due to higher employee costs.

Corporate, Other and Eliminations

Corporate, Other and Eliminations include corporate operations, Comcast-Spectacor and eliminations among Comcast’s businesses. For the quarter ended December 31, 2013, Corporate, Other and Eliminations revenue was ($199) million compared to ($209) million in 2012. The operating cash flow loss was $98 million, compared to a loss of $96 million in the fourth quarter of 2012.

For the year ended December 31, 2013, Corporate, Other and Eliminations revenue was ($829) million compared to ($846) million in 2012.  The operating cash flow loss was $503 million, including $74 million of costs associated with the termination of a pension plan, compared to a loss of $385 million in 2012.

Notes:

1     We define Operating Cash Flow as operating income (loss) before depreciation and amortization, excluding impairment charges related to fixed and intangible assets and gains or losses on the sale of assets, if any.

2     Earnings per share amounts are presented on a diluted basis.

3     We define Free Cash Flow as Net Cash Provided by Operating Activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures, cash paid for intangible assets and cash distributions to noncontrolling interests; and adjusted for any payments and receipts related to certain nonoperating items, net of estimated tax benefits.

All percentages are calculated on whole numbers. Minor differences may exist due to rounding.

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Conference Call and Other Information

Comcast Corporation will host a conference call with the financial community today, January 28, 2014 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com or www.cmcsk.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 24847495.  A replay of the call will be available starting at 12:30 p.m. ET on January 28, 2014, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Tuesday, February 4, 2014 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 24847495.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com or www.cmcsk.com and on our corporate blog, www.corporate.comcast.com/comcast-voices. To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to email alerts.

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Investor Contacts: Jason S. Armstrong (215) 286-7972 Jane B. Kearns (215) 286-4794	Press Contacts: D’Arcy Rudnay (215) 286-8582 John Demming (215) 286-8011

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Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements.  Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

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Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP).  Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA, CMCSK) is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal.  Comcast Cable is the nation’s largest video, high-speed Internet and phone provider to residential customers under the XFINITY brand and also provides these services to businesses.  NBCUniversal operates 30 news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts.  Visit www.comcastcorporation.com for more information.

TABLE 1 Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
(in millions, except per share data)	December 31,		December 31,
	2012	2013	2012	2013
Revenue	$15,937	$16,926	$62,570	$64,657

Programming and production	4,916	5,252	19,929	19,670
Other operating and administrative	4,643	4,797	17,833	18,584
Advertising, marketing and promotion	1,101	1,232	4,831	4,969
	10,660	11,281	42,593	43,223

Operating cash flow	5,277	5,645	19,977	21,434

Depreciation expense	1,556	1,585	6,150	6,254
Amortization expense	427	413	1,648	1,617
	1,983	1,998	7,798	7,871
Operating income	3,294	3,647	12,179	13,563

Other income (expense)
Interest expense	(623)	(646)	(2,521)	(2,574)
Investment income (loss), net	49	27	219	576
Equity in net income (losses) of investees, net	16	10	959	(86)
Other income (expense), net	(151)	(84)	773	(364)
	(709)	(693)	(570)	(2,448)

Income before income taxes	2,585	2,954	11,609	11,115

Income tax expense	(778)	(986)	(3,744)	(3,980)

Net income	1,807	1,968	7,865	7,135

Net (income) loss attributable to noncontrolling interests and redeemable subsidiary preferred stock	(289)	(55)	(1,662)	(319)

Net income attributable to Comcast Corporation	$1,518	$1,913	$6,203	$6,816

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.56	$0.72	$2.28	$2.56

Dividends declared per common share attributable to Comcast Corporation shareholders	$0.1625	$0.195	$0.65	$0.78

Diluted weighted-average number of common shares	2,687	2,652	2,717	2,665

TABLE 2 Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31,	December 31,
	2012	2013
ASSETS

Current Assets
Cash and cash equivalents	$10,951	$1,718
Investments	1,464	3,573
Receivables, net	5,521	6,376
Programming rights	909	928
Other current assets	1,146	1,480
Total current assets	19,991	14,075

Film and television costs	5,054	4,994

Investments	6,325	3,770

Property and equipment, net	27,232	29,840

Franchise rights	59,364	59,364

Goodwill	26,985	27,098

Other intangible assets, net	17,840	17,329

Other noncurrent assets, net	2,180	2,343

	$164,971	$158,813

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$6,206	$5,528
Accrued participations and residuals	1,350	1,239
Deferred revenue	851	898
Accrued expenses and other current liabilities	5,931	7,967
Current portion of long-term debt	2,376	3,280
Total current liabilities	16,714	18,912

Long-term debt, less current portion	38,082	44,567

Deferred income taxes	30,110	31,935

Other noncurrent liabilities	13,271	11,384

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	16,998	957

Equity
Comcast Corporation shareholders’ equity	49,356	50,694
Noncontrolling interests	440	364
Total equity	49,796	51,058

	$164,971	$158,813

TABLE 3 Consolidated Statement of Cash Flows (Unaudited)

(in millions)	Twelve Months Ended
	December 31,
	2012	2013

OPERATING ACTIVITIES
Net income	$7,865	$7,135
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,798	7,871
Amortization of film and television costs	9,454	8,249
Share-based compensation	371	419
Noncash interest expense (income), net	193	167
Equity in net (income) losses of investees, net	(959)	86
Cash received from investees	195	120
Net (gain) loss on investment activity and other	(1,062)	(169)
Deferred income taxes	139	16
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Change in current and noncurrent receivables, net	(823)	(721)
Change in film and television costs	(9,432)	(8,205)
Change in accounts payable and accrued expenses related to trade creditors	366	(667)
Change in other operating assets and liabilities	749	(141)

Net cash provided by operating activities	14,854	14,160

INVESTING ACTIVITIES
Capital expenditures	(5,714)	(6,596)
Cash paid for intangible assets	(923)	(1,009)
Acquisitions of real estate properties	-	(1,904)
Acquisitions, net of cash acquired	(90)	(99)
Proceeds from sales of businesses and investments	3,102	1,083
Return of capital from investees	2,362	149
Purchases of investments	(297)	(1,223)
Other	74	85

Net cash provided by (used in) investing activities	(1,486)	(9,514)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	(544)	1,345
Proceeds from borrowings	4,544	2,933
Repurchases and repayments of debt	(2,881)	(2,444)
Repurchases and retirements of common stock	(3,000)	(2,000)
Dividends paid	(1,608)	(1,964)
Issuances of common stock	233	40
Purchase of NBCUniversal noncontrolling common equity interest	-	(10,761)
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(691)	(215)
Settlement of Station Venture liability	-	(602)
Other	(90)	(211)

Net cash provided by (used in) financing activities	(4,037)	(13,879)

Increase (decrease) in cash and cash equivalents	9,331	(9,233)

Cash and cash equivalents, beginning of period	1,620	10,951

Cash and cash equivalents, end of period	$10,951	$1,718

TABLE 4 Supplemental Information Alternate Presentation of Net Cash Provided by Operating Activities and Free Cash Flow (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2012	2013	2012	2013
Operating income	$3,294	$3,647	$12,179	$13,563
Depreciation and amortization	1,983	1,998	7,798	7,871
Operating income before depreciation and amortization	5,277	5,645	19,977	21,434
Noncash share-based compensation expense	93	107	371	419
Termination of receivables monetization programs(1)	-	(1,442)	-	(1,442)
Changes in operating assets and liabilities	(164)	(490)	(418)	93
Cash basis operating income	5,206	3,820	19,930	20,504
Payments of interest	(589)	(587)	(2,314)	(2,355)
Payments of income taxes	(986)	(766)	(2,841)	(3,946)
Proceeds from investments and other	12	43	213	162
Excess tax benefits under share-based compensation	(28)	(29)	(134)	(205)
Net Cash Provided by Operating Activities	$3,615	$2,481	$14,854	$14,160
Capital expenditures	(1,671)	(2,003)	(5,714)	(6,596)
Cash paid for capitalized software and other intangible assets	(318)	(315)	(923)	(1,009)
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(194)	(51)	(691)	(215)
Termination of receivables monetization programs and other nonoperating items(1)	92	1,201	361	2,027
Free Cash Flow (including economic stimulus packages)	$1,524	$1,313	$7,887	$8,367
Economic stimulus packages	308	122	52	122
Total Free Cash Flow	$1,832	$1,435	$7,939	$8,489

Reconciliation of EPS Excluding Gains and Losses Related to Investments, Favorable Income Tax Adjustments, Gain on Sale of Wireless Spectrum Licenses and Pension Termination Costs (Unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2012		2013		2012		2013
(in millions, except per share data)
	$	EPS (2)	$	EPS (2)	$	EPS (2)	$	EPS (2)

Net income attributable to Comcast Corporation	$1,518	$0.56	$1,913	$0.72	$6,203	$2.28	$6,816	$2.56
Growth %			26.0%	28.6%			9.9%	12.3%
Equity interest in SpectrumCo transaction(3)	-	-	-	-	(543)	(0.20)	-	-
Gain on sale of investment in A&E(4)	-	-	-	-	(319)	(0.12)	-	-
Favorable income tax adjustments(5)	(109)	(0.04)	(158)	(0.06)	(109)	(0.03)	(158)	(0.06)
Gain on sale of wireless spectrum licenses(6)	-	-	-	-	-	-	(67)	(0.03)
Gain on sale of investment in Clearwire(7)	-	-	-	-	-	-	(279)	(0.11)
Pension termination costs(8)	-	-	-	-	-	-	46	0.02
Losses on investments(9)	-	-	-	-	-	-	234	0.09
Net income attributable to Comcast Corporation
(excluding gains and losses related to investments, favorable income tax adjustments, gain on sale of wireless spectrum licenses and pension termination costs)	$1,409	$0.52	$1,755	$0.66	$5,232	$1.93	$6,592	$2.47
Growth %			24.5%	26.9%			26.0%	28.0%

(1)          Net Cash Provided by Operating Activities includes $1.4 billion of cash payments associated with the termination in December 2013 of NBCUniversal’s receivables monetization programs.  For free cash flow purposes, we consider the termination to be similar to a financing transaction and therefore exclude the cash payments from free cash flow along with other nonoperating items.

(2)          Based on diluted weighted-average number of common shares for the respective periods as presented in Table 1.

(3)          2012 year to date net income attributable to Comcast Corporation includes $876 million of equity in net income of investees, $543 million net of tax, resulting from our share of the gain on SpectrumCo’s sale of wireless spectrum licenses.

(4)          2012 year to date net income attributable to Comcast Corporation includes $1 billion of other income, $319 million net of tax and noncontrolling interest, resulting from the sale of the investment in A&E Television Networks.

(5)          4th quarter 2013 net income attributable to Comcast Corporation includes $158 million of favorable income tax adjustments resulting from the exchange transaction with Liberty Media Corporation. 4th quarter 2012 net income attributable to Comcast Corporation includes a $109 million favorable tax adjustment due to changes in state tax legislation.

(6)          2013 year to date net income attributable to Comcast Corporation includes $108 million of other income, $67 million net of tax, resulting from a gain on the sale of wireless spectrum licenses.

(7)          2013 year to date net income attributable to Comcast Corporation includes $443 million of investment income, $279 million net of tax, resulting from the sale of the investment in Clearwire.

(8)          2013 year to date net income attributable to Comcast Corporation includes $74 million of other operating and administrative expenses, $46 million net of tax, resulting from the termination of a pension plan.

(9)          2013 year to date net income attributable to Comcast Corporation includes $371 million of expense ($236 million of other expense and $135 million of equity in net losses of investees), $234 million net of tax, resulting from losses on investments.

Note: Minor differences may exist due to rounding.

TABLE 5 Reconciliation of Consolidated Revenue Excluding 2012 Olympics and Super Bowl and Operating Cash Flow Excluding 2012 Olympics and Pension Termination Costs (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,

(in millions)	2012	2013	Growth %	2012		2013	Growth %

Revenue	$15,937	$16,926	6.2%	$62,570		$64,657	3.3%

2012 Olympics	-	-		(1,188)		-
Super Bowl	-	-		(259)		-

Revenue excluding 2012 Olympics and Super Bowl	$15,937	$16,926	6.2%	$61,123		$64,657	5.8%

	2012	2013	Growth %	2012		2013	Growth %

Operating Cash Flow	$5,277	$5,645	7.0%	$19,977		$21,434	7.3%

2012 Olympics	-	-		(120)	(1)	-
Pension Termination Costs	-	-		-		74

Operating Cash Flow excluding 2012 Olympics and Pension Termination Costs	$5,277	$5,645	7.0%	$19,857		$21,508	8.3%

Reconciliation of Consolidated NBCUniversal Revenue Excluding 2012 Olympics and Super Bowl and Operating Cash Flow Excluding 2012 Olympics (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,

(in millions)	2012	2013	Growth %	2012		2013	Growth %

Revenue	$6,014	$6,464	7.5%	$23,812		$23,650	(0.7%)

2012 Olympics	-	-		(1,188)		-
Super Bowl	-	-		(259)		-

Revenue excluding 2012 Olympics and Super Bowl	$6,014	$6,464	7.5%	$22,365		$23,650	5.7%

	2012	2013	Growth %	2012		2013	Growth %

Operating Cash Flow	$1,172	$1,338	14.3%	$4,107		$4,732	15.2%

2012 Olympics	-	-		(120)	(1)	-

Operating Cash Flow excluding 2012 Olympics	$1,172	$1,338	14.3%	$3,987		$4,732	18.7%

Reconciliation of Broadcast Television Revenue Excluding 2012 Olympics and Super Bowl and Operating Cash Flow Excluding 2012 Olympics (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,

(in millions)	2012	2013	Growth %	2012		2013	Growth %

Revenue	$1,997	$2,227	11.5%	$8,200		$7,120	(13.2%)

2012 Olympics	-	-		(1,188)		-
Super Bowl	-	-		(259)		-

Revenue excluding 2012 Olympics and Super Bowl	$1,997	$2,227	11.5%	$6,753		$7,120	5.4%

	2012	2013	Growth %	2012		2013	Growth %

Operating Cash Flow	$90	$140	54.8%	$358		$345	(3.6%)

2012 Olympics	-	-		(120)	(1)	-

Operating Cash Flow excluding 2012 Olympics	$90	$140	54.8%	$238		$345	44.9%

(1) Reflects the settlement of a $237 million liability associated with the unfavorable Olympics contract recorded through the application of acquisition accounting in 2011.

Note: Minor differences may exist due to rounding.